EXHIBIT 5

[LETTERHEAD OF GILBERT L. KLEMANN, II]

November 21, 2005

Avon Products, Inc.
1345 Avenue of the Americas
New York, New York 10105-0196

Ladies and Gentlemen:

                 I am Senior Vice President and General Counsel of Avon Products, Inc., a New York corporation (the “Company”), and have acted as counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company registering under the Securities Act of 1933, as amended (the “Securities Act”), 31,000,000 shares of the Company’s Common Stock, par value $0.25 (the “Shares”), as well as rights (the “Rights”) to purchase shares of Series B Junior Participating Preferred Stock pursuant to the terms and conditions of a Rights Agreement, dated as of March 30, 1998, between the Company and Equiserve Trust Company, N.A., as successor Rights Agent to The First Chicago Trust Company of New York (the “Rights Agreement”), deliverable pursuant to the Avon Products, Inc. 2005 Stock Incentive Plan (the “Plan”).

                 I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate documents and records which I have deemed necessary or appropriate for the purposes of the opinion and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion. I have assumed that the signatures on all documents that I have examined are genuine.

                 Based upon the foregoing, I am of the opinion that when the Registration Statement becomes effective under the Securities Act, any newly issued Shares and Rights, when delivered in accordance with the terms of the Plan and the Rights Agreement, respectively, will be legally issued, fully paid and non-assessable.

                 I express no opinion herein as to any laws other than the laws of the State of New York and the federal laws of the United States.

                 I hereby consent to the filing of the opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ GILBERT L. KLEMANN, II

Gilbert L. Klemann, II
Senior Vice President and General Counsel